Exhibit 5.2

April 1, 2014

Fulbright & Jaworski LLP
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
United States

Direct line +1 713 651 5151
roger.harris@nortonrosefulbright.com

Tel +1 713 651 5151
Fax +1 713 651 5246
nortonrosefulbright.com
Quicksilver Resources Inc.
801 Cherry Street, Suite 3700
Fort Worth, Texas 76102
Ladies and Gentlemen:
We have acted as special Texas counsel to Cowtown Gas Processing L.P., a Texas limited partnership (“CGP”), Cowtown Pipeline Management, Inc., a Texas corporation (“CPM”), and Cowtown Pipeline L.P., a Texas limited partnership (“CPLP”; and CGP, CPM and CPLP are collectively referred to herein as the “Texas Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Quicksilver Resources Inc., a Delaware corporation (“Quicksilver”), and certain subsidiaries of Quicksilver, including the Texas Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of Quicksilver’s 11.00% Senior Notes due 2021 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), Quicksilver is offering to exchange in the exchange offer (the “Exchange Offer”) up to $325,000,000 aggregate principal amount of the Exchange Notes for a like principal amount of its outstanding 11.00% Senior Notes due 2021 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of June 21, 2013, among Quicksilver, as the Issuer, the Guarantors (including the Texas Guarantors) and The Bank of New York Mellon Trust Company, N.A., as trustee.
We also have examined originals or copies of such corporate or partnership records of the Texas Guarantors, certificates and other communications of public officials, certificates of officers of Quicksilver and the Texas Guarantors and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.
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April 1, 2014

Quicksilver and the Texas Guarantors and on certificates and other communications of public officials.
In making such examination and in so relying, we have assumed the authenticity and completeness of all records, certificates, instruments, agreements and other documents submitted to us as originals and the conformity to authentic original records, certificates, instruments, agreements and other documents of all copies submitted to us as copies. In addition, we have assumed the legal capacity of each natural person identified in, or indicated as having executed, any of those records, certificates, instruments, agreements and other documents and the genuineness of all signatures on such records, certificates, instruments, agreements and other documents.
Based upon the foregoing and in the reliance thereon, and subject to and qualified by the assumptions, qualifications, limitations and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
1.    (a) CPM is validly existing as a corporation in good standing under the laws of the State of Texas.
(b) Each of CGP and CPLP is validly existing as a limited partnership in good standing under the laws of the State of Texas.
2.    The execution and delivery by each Texas Guarantor of the Indenture and the performance by such Texas Guarantor of its obligations pursuant to the Indenture are within such Texas Guarantor’s corporate or limited partnership (as applicable) power and authority and have been duly authorized by all necessary corporate or limited partnership (as applicable) action.
3.    The Indenture has been duly executed and delivered by each Texas Guarantor.
4.    Neither the execution and delivery by each Texas Guarantor of the Indenture, nor the performance of its obligations thereunder, will result in a violation by it of (a) any provision of the laws of the State of Texas that in our experience is normally applicable to general business corporations and limited partnerships in relation to transactions of the type contemplated by the Indenture, or (b) the certificate of limited partnership, articles of incorporation, agreement of limited partnership or bylaws (as applicable) of such Texas Guarantor.
The opinions expressed herein are limited exclusively to the internal substantive laws of the State of Texas.
The opinions expressed herein are furnished to you for your benefit in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent. Notwithstanding the foregoing, the law firm of Davis Polk & Wardwell LLP may rely on this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement. The opinions expressed herein are as of, and are based on, facts and circumstances known to us to exist and law in effect on the date hereof (and not as of any other date), and we make no undertaking to amend or supplement such opinion as facts and circumstances or changes in the law occur that could affect such opinions.

April 1, 2014

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Fulbright & Jaworski LLP
Fulbright & Jaworski LLP